Exhibit 99.1

News Release

For Immediate Release

October 17, 2012

Greer Bancshares Incorporated

For Questions, Contact

1111 West Poinsett Street

Dennis Hennett, CEO

Greer, SC 29650

Phone: (864) 848-5127

Greer, SC - - October 17, 2012 - - Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported a third quarter net profit of $955,000 before TARP related expenses of $178,000 resulting in net income attributable to common shareholders of $777,000 or $0.31 per diluted common share.  This performance is a significant improvement over the prior year third quarter net loss of $643,000 before TARP related expenses of $163,000, resulting in a net loss to common shareholders of $806,000 or $0.32 per diluted common share.  This marks the fourth straight profitable quarter for the Bank.

For the first nine months of 2012, Greer Bancshares reported a net profit of $4,105,000 before TARP related expenses of $542,000 resulting in net income attributable to common shareholders of $3,563,000 or $1.43 per diluted common share.  The results also represent significant improvement over the loss for the first nine months of 2011 of $2,424,000 before TARP related expenses of $488,000, which resulted in a net loss to common shareholders of $2,912,000 or $1.17 per diluted common share.

“A net gain on an investment transaction enhanced our 2012 third quarter net profit,” stated R. Dennis Hennett, CEO.  “Net operating income for the Company would have been $577,000 without the investment transaction.  We also did not require any loan loss provision expense in the third quarter of 2012”

As of September 30, 2012:

•  total assets were $364 million, a decrease of 5.0% from December 31, 2011;

•  total loans outstanding were $200 million, down 11.9% from year end 2011; and

•  total deposits were $267 million, down 5.0% from year end 2011.

Non-accrual loans decreased from $10.4 million at December 31, 2011, to $6.9 million at September 30, 2012.  Delinquent loans over thirty days (excluding non-accrual loans) decreased from $5.3 million at December 31, 2011, to $2.0 million at September 30, 2012

About Greer State Bank

Now in its twenty-fourth year of operations, Greer State Bank serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community.  Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS.  More information on Greer State Bank can be found on the company website at http://www.GreerStateBank.com.

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This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties. For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this report.